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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                CURRENT  REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): March 15, 1999



                        CROWN CASTLE INTERNATIONAL CORP.
             (Exact Name of Registrant as Specified in its Charter)


Delaware                     0-24737                       76-0470458
(State or Other           (Commission File                 (IRS Employer
Jurisdiction of           Number)                          Identification
Incorporation)                                             Number)

                                510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                    (Address of Principal Executive Office)

Registrant's telephone number, including area code:  (713) 570-3000


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This document includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
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Other than statements of historical fact, all statements regarding industry prospects, the consummation of the transactions described in this document and the Company's expectations regarding the future performance of its businesses and its financial position are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties.

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Item 5. Other Events

    On March 15, 1999, Crown Castle International Corp. ("CCIC" or the "Company") announced that its U.K. operating subsidiary, Castle Transmission International ("CTI") entered into an agreement with One2One, pursuant to which CTI has agreed to manage, develop and, at its option, acquire up to 821 towers (the "Proposed One2One Transaction"). These towers represent substantially all the towers in One2One's 1,800 MHz nationwide wireless network in the United Kingdom. Approximately one-half of these 821 towers can accommodate additional tenants. CTI expects to upgrade or replace the other towers as demand for space on such towers arises. CTI believes that the cost of upgrading or replacing any single tower will not exceed $40,000.

    CTI will be responsible for managing and leasing available space on the towers, and will receive all the income from any such third party leases. The term of the management arrangements will be up to 25 years. During the three-year period following the closing, CTI will have the right, at its option, to acquire for (Pounds)1.00 per site One2One's interest in the 821 towers, to the extent such interests can be assigned. One2One has also agreed to include any new One2One towers constructed during the term of the agreement.

    On March 16, 1999, CCIC announced that CCIC and CCP Inc. ("CCP"), its wholly owned indirect subsidiary, entered into an agreement with Powertel, Inc. and five of its subsidiaries (collectively, "Powertel") pursuant to which the parties agreed that the Company would purchase from Powertel approximately 650 towers and related assets and liabilities (the "Proposed Powertel Acquisition").

    The Company will pay to Powertel aggregate consideration of $275.0 million ("the Purchase Price"), (subject to adjustment based on the amount of towers actually tendered to us at closing) for the 650 towers. At closing, Powertel will pay the Company a credit against the purchase price in an aggregate amount of $383,000.00 ("the Purchase Price Credit"), as consideration for its acceptance of certain towers containing site leases which may require revenue received from Powertel or its affiliates to be shared with the site lessors. The Purchase Price less the Purchase Price Credit is referred to as the "Closing Price". Pursuant to the Asset Purchase Agreement, the Company has placed $50.0 million in escrow to be applied to the Closing Price. In the event that Powertel has fulfilled all conditions precedent to closing and the Company is unable or unwilling to deliver the balance of the Closing Price, Powertel will receive up to the full $50.0 million as liquidated damages.

    Pursuant to the Asset Purchase Agreement, at closing Powertel will assign and the Company will assume five master site agreements ("the Master Site Agreements"), pursuant to which Powertel will agree to pay the Company monthly rent of $1,800 per tower for continued use of space Powertel or its affiliates occupies on the towers. This per tower amount is subject to increase on each fifth anniversary of the agreement and as Powertel adds equipment to these towers.

    The operative agreements governing both the Proposed One2One Transaction and the Proposed Powertel Acquisition are subject to a number of significant conditions. There can be no assurance that either transaction will be consummated on the terms described herein or at all.

    The following descriptions of the agreements related to the Proposed Powertel Acquisition are summaries of the material portions of those agreements or summaries of the terms of the agreements as currently contemplated. These descriptions are qualified in their entirety by reference to the complete text of the agreements.

Asset Purchase Agreement

    Purchase Price. Pursuant to the Asset Purchase Agreement, the Company will pay the Closing Price in cash on or before June 4, 1999 ("the Closing Date"), to Powertel for Powertel's tower structures, rights to tower sites, related assets and rights under applicable governmental permits. The purchase price is subject to adjustment up or down based on the actual number of sites tendered at closing. The Asset Purchase Agreement provides that sites considered defective or incomplete ("Rejected Sites"), will not be tendered at closing, and consequently, the purchase price will be reduced by an amount equal to $423,077 for each Rejected Site.

    Terms and Conditions. In connection with the Proposed Powertel Acquisition, the Company and Powertel are making certain representations and warranties which must be true on the Closing Date in order for the transaction to be consummated. Other conditions which must be satisfied on the Closing Date include:

  .  compliance by the Company and Powertel with the Asset Purchase Agreement;

  .  absence of litigation;

  .  receipt of regulatory approvals; and

  . absence of any material adverse effect with respect to the Powertel assets and assumed liabilities.

    In addition, pursuant to the Asset Purchase Agreement, the Company has deposited $50.0 million in cash ("the Escrow Deposit"), with SunTrust Bank Atlanta ("the Escrow Agent"). At closing, the Escrow Deposit will be delivered to Powertel and credited against the Closing Price. However, the Company has agreed that the Escrow Deposit will be forfeited to Powertel in the event that the Company is unable to receive adequate financing to consummate the acquisition and thus is unable to close the acquisition in a timely manner. As a condition to the Asset Purchase Agreement, the Company has agreed to use its reasonable best efforts to have a registration statement relating to such financing declared effective as expeditiously as possible. Further, upon the occurrence of certain events, the Company is required to provide Powertel with adequate written assurance that it has at least one alternative financing source, which in Powertel's sole judgment provides it assurance that the Company will have on hand a minimum of an additional $225.0 million in cash to apply to the Purchase Price at closing (a "Financing Assurance"). Such Financing Assurance must be received by Powertel within five days of the occurrence of certain events including:

  . the Company's failure to file the registration statement before March 19, 1999;

   . the withdrawal or abandonment of the registration statement or the decision not to proceed with the offerings contemplated by the registration statement;

  . the Company's failure to commence presentations to institutional investors by May 15, 1999 or, after commencement of such presentations, termination or abandonment of such presentations and failure to proceed to pricing of the offerings.

    In the event the Company is required to provide Powertel with a Financing Assurance, Powertel will have five days to accept or reject it. If Powertel rejects the Financing Assurance, the Company will have ten days from receipt of the rejection to deliver the $225.0 million balance of the Closing Price to the Escrow Agent, who will deliver the entire Closing Price to Powertel at closing. However, if the Company is unable or unwilling to deliver the additional sum into escrow, Powertel will have the right to unilaterally terminate the Asset Purchase Agreement, and receive, as its sole remedy, from the Escrow Deposit liquidated damages in the amount of $10.0 million on or prior to May 15, 1999 or $25.0 million after May 15, 1999 but prior to June 4, 1999. If on June 4, 1999, Powertel has fulfilled all of its obligations and conditions precedent to closing in all material respects and has not defaulted or breached its obligations under the Asset Purchase Agreement, and the Company has failed to deliver the additional sum into escrow or is otherwise unable or unwilling to deliver the Purchase Price, Powertel will receive as liquidated damages the entire amount of the Escrow Deposit.

Master Site Agreement

    On the Closing Date, the parties to the Asset Purchase Agreement and certain of Powertel's affiliates will enter into Master Site Agreements governing all towers acquired pursuant to the Asset Purchase Agreement. Pursuant to the Master Site Agreements, Powertel or certain affiliates will agree to continue to lease the space it currently occupies on the towers to be acquired by the Company. The monthly rent paid by Powertel for each tower will be $1,800. Such monthly payment is subject to increase based on an agreed upon schedule if and when Powertel adds equipment to a site. Nonetheless, the monthly rent, including additional rents related to the addition of certain equipment, shall be increased on each fifth anniversary of the agreement up to an amount that is 115% of the rent paid during the preceding five year period. The Master Site Agreements provide that space not occupied by Powertel on the acquired towers can be leased to third parties at the Company's sole option.

    Pursuant to the Master Site Agreements, the term of each tower lease will be ten years. Powertel has the right to extend any site lease for up to three additional five year periods. Each site lease will automatically renew for an option term unless Powertel notifies the Company of its intent not to renew at least 180 days prior to the end of the then current term.


Item 7. Financial Statements and Exhibits

        (c) Exhibits

    Exhibit No.                            Description
-------------------                   -------------------------------------
        99.1                          Press Release dated March 15, 1999

        99.2                          Press Release dated March 16, 1999

        99.3                          Asset Purchase Agreement by and among
                                      Crown Castle International Corp., CCP
                                      Inc., Powertel Atlanta Towers,
                                      LLC, Powertel Birmingham Towers, LLC,
                                      Powertel Jacksonville Towers, LLC,
                                      Powertel Kentucky Towers, LLC,
                                      Powertel Memphis Towers, LLC, and
                                      Powertel, Inc., dated March 15, 1999

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Crown Castle International Corp.,



By:   /s/ Charles C. Green, III
      --------------------------------------------------
      Executive Vice President and Chief Financial Officer

March  16, 1999

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                                 EXHIBIT INDEX

Exhibit No.  Description of Exhibit
-----------  -----------------------------------------------------------

       99.1  Press Release dated March  15, 1999

       99.2  Press Release dated March  16, 1999

       99.3 Asset Purchase Agreement by and among Crown Castle International Corp., CCP Inc., Powertel Atlanta Towers, LLC, Powertel Birmingham Towers, LLC, Powertel Jacksonville Towers, LLC, Powertel Kentucky Towers, LLC, Powertel Memphis Towers, LLC, and Powertel, Inc., dated March 15, 1999


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